Exhibit 10.03

AGREEMENT

THIS AGREEMENT (the "Agreement") is hereby made and entered into as of this 19th day of January, 2009, by and among Proteonomix, Inc., a Delaware corporation with offices at 187 Mill Lane, Mountainside, NJ 07092 ("PI"); its wholly-owned subsidiary, Proteoderm, Inc., a New York corporation, with offices at 187 Mill Lane, Mountainside, NJ 07092 ("PD"); China Biopharma, Inc., a Delaware corporation, with offices at 75 Shuguang Rd., Bldg. B, Hangzhou, China 310007 ("CB"), and Sinoquest Investment Limited, a British Virgin Island corporation domiciled in China, with offices at 173 Yugu Lu, Zhongtian Dasha, 16-L, Hangzhou, China 310007 ("SI"). Each party hereto may be referred to as a "Party," and all of the parties. may be referred to collectively as the "Parties." CB and SI may hereinafter be referred to as the "China Company") and PD and PI as "Proteo").

WHEREAS, Proteo has developed. a line of cosmetic products (the "Product") and wishes to grant to the China Company certain rights with regard to the license, purchase, sale and distribution of the Product; and

WHEREAS, the China Company wishes to receive certain exclusive rights for the license, purchase, sale and distribution of the Product; and

WHEREAS, each Party hereby represents . and warrants that it has received all necessary corporate authorization to enter into the Agreement and to perform in accordance with the Agreement's terms; and

WHEREAS, each Party hereby represents. and warrants that there are no impediments to the execution hereof and the performance hereunder and that the execution hereof and the performance hereunder will not interfere with any other agreements that may be in effect, with any third parties; and

WHEREAS, the China Company hereby represents and warrants that it has the financial capability and distribution network to purchase, package, market and commercialize the Products in the Territory, as, the same is hereinafter defined; and

WHEREAS, Proteo hereby represents and warrants that it is not aware of any patents, patent applications and/or other know-how that might restrict their right to license the Product, as hereinafter defined, to the China Company; and

WHEREAS, Proteo hereby represents and warranst that it will grant no other licenses that could impinge on the China Company's territory, as that term is hereinafter defined; and

WHEREAS, the shares of common stock of PI (trading symbol: PROT) are currently trading on the "Pink Sheets" with a most recent closing price $7.00 as of December 31, 2008; and

WHEREAS, each Party hereby represents and warrants that it has obtained satisfactory, advice of counsel in connection with the execution of the Agreement, or, or has waived the entitlement to counsel, and

WHEREAS, SI and CB each hereby warrants and represents that it is a corporation in good standing in its jurisdiction, and further warrants and represents that the legal or working relationship between them is as follows: SI and CB and their affiliates may jointly or independently license, purchase, sale, or distributes the Product and

WHEREAS, CB hereby represents that it has securities trading on the OTCBB (Over the Counter Bulletin Board). and it files annual and other reports with the United States Securities and Exchange Commissionis a fully reporting company.

NOW, THEREFORE, the Parties agree as follows:

1. The Product. PD has developed .a day cream, a night cream and a under eye serum, containing its patent-pendint protein, as well as an exfoliant and cleanser, which will not contain the protein. The Product is developed with a unique, natural matrix of bioactive proteins called Matrix NC-138 (tm) for use in anti-aging skin products. The activity of these biofunctional proteins contained in the isolated Matrix NC-138 is based on their inherent amino acid composition and sequence. Matrix NC-138 acts on the skin to enhance activities through the stimulation of collagen and glandular production leading to a reduction in lines and wrinkles. Proteo has applied for patents in the United States and globally on its MC-138 bioactive protein.

2. The License. Proteo hereby grants to the China Company an exclusive license of the right to use the name "Proteoderm" on the Product packaging as well as a logo for kits containing the five ingredients contained in the Product. The license includes all rights necessary or useful for sale of the Products in China, Hong Kong and Taiwan (the "Territory"). Proteo reserves the right to review and approve the actual design of the labels, brochures and advertising material. The cost of the license is included in the cost of the Product sold to the China Company.

3. Purchase by the China Company. The China Company will purchase from PD premixed cosmoceutical material (the "Material") consisting of the finished Product from which it may bottle, label and sell the Product for distribution, consisting of PD's NC138 matrix mixed with Proteo's day cream and night cream in a 1% solution, under-eye serum in a 1% solution. The China Company will supply an exfoliant and cleanser. PI and PD will supply the NC138 additive in the correct proportion for use in the exfoliant and cleanser. PI and PD will test and approve the exfoliant and cleanser prior to distribution. The Material will be sent premixed in containers, each containing the Material for multiple units (the "Units"). A Unit is defined as PD's day cream, night cream and serum in the solutions set forth above. A Unit should consist of a one-ounce day cream, one-ounce night cream, .25 Milligram serum, and the NC138 additive in the correct proportion for use in the exfoliant and cleanser.

4. Term of the Agreement. The term of the Agreement shall be three years from the date- hereof, and the China Company shall have a license as described hereinabove for the same term. The China Company shall have the right to renew the Agreement for three additional one-year periods.

5. Purchase by the China Company. The China Company will purchase Units using a letter of credit established in favor of PD, with a bank to be mutually agreed upon. The Units will have a price of one hundred ($100) dollars, FOB a United States airport.

6. Packaging of the Products. The China Company will be responsible for the design and packaging of the Product. Proteo shall have the right to inspection and the right of approval of all packaging, logos, etc., prior to any distribution or sale of the Product. Design and content of the Product shall be subject to written pre-approval by PD. All promotions and marketing materials must be pre-approved in writing by PD; and the costs therefor will be the responsibility of the China Company.

7. Sales by the China Company. As set forth elsewhere herein, the China Company shall have the exclusive right to market, distribute and sell the Products in the Territory, under the name "Proteoderm" and no other name. On the first day of every month, after the first shipping, the China Company will report, in writing, gross sales of the Products to PD, as well as net operating profit (gross sales less returns, less costs of manufacture, packaging and distribution). Every thirty days, commencing on February 1, 2009, the China Company shall pay to PD a royalty with $15.00 per Unit on the net, sales. The initial order shall be placed within sixty (60) days of the date of this Agreement and the China Company shall provide delivery dates of between 60 and 90 days on the initial and subsequent orders to Proteo. Minimum quantity for the initial order shall be 1,000 units and aggregate orders in the year commencing with the date of the initial order shall be 10,000 units. In the event that any shipment is delayed by Chinese authorities' request or requirements to register the Product, the delivery date(s) shall be extended by the length of delay without a default by either Party. In such event, both Parties will make every effort, as soon as possible, to register the Product or otherwise satisfy the' requirements and adhere to the Chinese authorities' regulatory requirements. Proteo will supply the samples of the Product to China Company for product evaluation as soon as possible and shall be no later than February 15, 2009.

8. Pricing of the Product. The Product shall be priced for sale as follows: Retail value of complete unit shall be no less than US $400 with no deviation .therefrom without the prior written consent of Proteo.

9. Returns of Product The China Company is responsible for all returns from its customers. However, as set forth above, it may offset royalties due by returns. Proteois responsible for the quality and quantity of the Materials shipped to the China Company. Proteo shall recall and replace the shipped Material immediately if there would be a quality and quantity failure or defect.

10. Delivery of the Product to the China Company; Acceptance by the China Company. Proteo shall send and deliver the Product to the China Company in the following manner: cosmetic quality container that shall contain each of the products.

11. Damage in Transit. Only in the event there shall be any damage to any of the units comprising the Product at the FOB port will the China Company be entitled to refuse acceptance of the Product. It shall be the responsibility of the China Company to document such.damage and deliver it to PD in a timely basis.

12. Maintenance of License. In order for the China Company to retain its license, it must meet the following requirements for sales: Purchases of the Product in the amount of one million U.S. dollars in the first year after first shipping; two million U.S. dollars in the second year after the first shipping; and three million in U.S. dollars for the third year after the first shipping and for each year thereafter is the Agreement has been renewed.

13. No Dealings with Competitors. Neither the China Company or any of its affiliates and subsidiaries, if any, shall import, manufacture, design, import or sell the cosmetic products of any other competitive cosmoceutical company throughout the term of the Agreement, as renewed if renewed, and for a period of two years thereafter.

14. Additional Obligations of the China Company. In addition to its other obligations herein set forth, the China Company shall purchase in the open (U.S.) market, every three months throughout the term of the Agreement, certain shares of the common stock of PD. The amount to be spent on purchasing the stock of PI shall be equal to 5% of gross sales (less returns) of the Products during each quarter. The China Company shall not make any further trades of the shares of PI that it purchases, and shall hold and retain such shares, for a period of one year from the date of each purchase.

15. Creation of WOFE) The China Company shall, at its own expense, pay for the creation and establishment of a WOFE (Wholly Owned Foreign Enterprise). The WOFE will be owned sixty percent (60%) by PD and forty percent (40%) by the China Company. The WOFE shall be responsible for the sales and marketing of all products in the Territory of Proteo other than the Product. The WOFE must be established not later than March 31st, 2009, and proper documentation confirming the ownership thereof shall be delivered to PD not later than April 15th, 2009.

16. Default under the Agreement. The following events, circumstances or actions taken by the China Company shall result in a default under the Agreement: failure to purchase the quantities as set forth in this Agreement and failure to permit Proteo to approye labels and other adversiting of the Product.

Upon the occurrence of any default, Parties shall have the right to terminate the Agreement, notwithstanding the right of renewal hereinabove stated.

17. Confidentiality. "Confidential Information" shall mean any materials, written information and data marked "Confidential" by Proteo. The China Company shall not make any use of any Confidential Information supplied by Proteo except as contemplated by the Agreement.

18. Independent Contractor Status. The Parties shall be independent contractors in the execution and performance under the Agreement, and not partners, joint venturers; or principal and agent.

19. Termination of the Agreement. In the event this Agreement is terminated by the China Company, the China Company just return to Proteo all unsold product.

20. Limitation on Liability: Proteo shall not bear any legal responsibility or liability for any faulty packaging of the Product by the China Company nor for any errors or mistakes in the mixing of the Material by the China Company.

21'. Entire Agreement. The terms and conditions set forth in the Agreement constitute the entire' agreement among the Parties; and there are no other terms or conditions not set forth herein.

22. Jurisdiction. The Parties accept and submit to the jurisdiction of the courts of the State of New Jersey, in connection with any disputes or litigation that may arise -throughout the term of the Agreement or afterwards and the application of New Jersey law without reference to conflicts of laws principles.

23. Notices. Notices from one Party to the other may be made by hand delivery, United States Postal Service or overnight courier service and are effective upon delivery, The addresses of the Parties are . set forth in the preamble to this Agreement and may be changed by written notice as set forth in this paragraph.

24. Execution in Counterparts. The Agreement may be executed in counterparts and the Agreement will not be effected unless and until all Parties have caused the execution hereof.

IN WITNESS WHEREOF, the Parties have executed the Agreement by their authorized corporate officers as of the date first above written.

PROTEONOMIX, INC.

PROTEODERM, INC.

By: /S/Michael Cohen

By: /s/Michael Cohen

Michael Cohen , President

Michel Cohen, President

CHINA BIOPHARMA, INC.

SINOQUEST INVESTMENT, LTD.

By: /s/ Peter Wang

By: /s/ Peter Want

Peter Wang, CEO

Peter Wang, President '/